For Immediate Release

China MediaExpress Receives
Delisting Decision Letter From Nasdaq

FUJIAN, China, May 19, 2011 -- China MediaExpress Holdings, Inc. (NASDAQ: CCME) (“CME” or the "Company"), China's largest  television advertising operator on inter-city and airport express buses, reported today that the Nasdaq Stock Market (“Nasdaq”) has sent a letter to the Company indicating that it denied the request of the Company for continued listing on Nasdaq, and will suspend trading of the Company’s shares effective at the open of business on Thursday, May 19, 2011.  The Company intends to further appeal the hearing panel’s determination.

About CME

CME, through contractual arrangements with Fujian Fenzhong, an entity majority owned by CME’ former majority shareholder, operates the largest television advertising network on inter-city and airport express buses in China. While CME has no direct equity ownership in Fujian Fenzhong, through the contractual agreements CME receives the economic benefits of Fujian Fenzhong’s operations. Fujian Fenzhong generates revenue by selling advertisements on its network of television displays installed on over 27,200 express buses originating in eighteen of China's most prosperous regions, including the four municipalities of Beijing, Shanghai, Tianjin and Chongqing and fourteen economically prosperous regions, namely Guangdong, Jiangsu, Jiangxi, Fujian, Sichuan, Hebei, Anhui, Hubei, Shandong, Shanxi, Inner Mongolia, Zhejiang, Hunan and Henan.

SOURCE: China MediaExpress Holdings